Exhibit 99.2

Intersect ENT, Inc.

Third Quarter 2015 Earnings Conference Call

Wednesday, November 4th, 2015, 4:30 PM Eastern

CORPORATE PARTICIPANTS

Lisa Earnhardt - President and Chief Executive Officer

Jeryl Hilleman - Chief Financial Officer

James Stambaugh - Vice President of Clinical Affairs

PRESENTATION

Operator

Good afternoon, and welcome to the Intersect ENT Third Quarter 2015 Earnings Conference Call. All participants will be in listen-only mode. Should you need assistance please signal a conference specialist by pressing the “*” key followed by “0.” After today’s presentation, there will be an opportunity to ask questions. Please note this event is being recorded.

I would now like to turn the conference over to Jeryl Hilleman, Chief Financial Officer. Please go ahead.

Jeryl Hilleman

Thank you, Andrew. With me today is Lisa Earnhardt, our President and CEO; and James Stambaugh, our VP of Clinical Affairs. We appreciate you joining us today to review our third quarter 2015 results and business update.

Before we begin, I’d like to remind you that we will make statements during this call that include forward-looking statements within the meaning of Federal Securities Laws. Actual results and timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include without limitation our outlook for financial performance, sales force growth, clinical studies, approval of new products and indications and procurement of reimbursement codes, which are based upon our current estimates and assumptions, as well as other risks detailed from time-to-time in Intersect ENT’s reports filed with the SEC. Intersect ENT disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein.

I will now turn the call over to Lisa Earnhardt. Lisa.

Lisa Earnhardt

Thanks, Jeryl, and good afternoon, everyone. We appreciate this opportunity to update you on our third quarter accomplishments as well as on our outlook for the rest of the year and 2016. Our Q3 revenues were in line with our expectations, growing 56% over last year. We continue to strengthen our foundation by expanding our sales force and by building our base business through driving adoption in existing accounts, as well as by adding over a 150 new accounts during the quarter.

In addition, we exceeded the $100 million milestone for cumulative sales of PROPEL. We estimate that we are currently working with one out of four sinus surgeons and that one out of 15 patients undergoing sinus surgery in the past year received PROPEL. This means that we are both on our way to making PROPEL the standard of care, but also have continued work ahead to make this opportunity a reality.

We have achieved a great deal this year with 70% year-to-date sales growth over last year. We have rapidly expanded our sales team and now we are working on enhancing levels of productivity and the consistency of execution. We have moved up the adoption curve and achieved meaningful initial penetration of PROPEL. As we’ve said previously, some physicians do limit their use of PROPEL to the more severe patients, especially patients with nasal polyps. Fortunately, patients with polyps represent more than a third of all sinus surgeries giving a significant headroom for growth even within just this patient segment.

Furthermore, we expect that we will expand beyond this patient group as evidenced by the many ENTs today who uses PROPEL in the majority of their surgical cases. Our Level 1A clinical data supports use in all patients undergoing ethmoid sinus surgery. In markets where we’ve been active for three to four years, we have achieved deep adoption and continue to see strong growth. For example, in our most established market of New York, we’ve garnered 50% penetration. In other leading markets like Houston and the Twin Cities, we are at nearly 30% adoption. These markets demonstrate what is possible over time.

As we look to continue to drive and expand adoption, we are building a tremendous asset in our sales force, which is approaching critical mass. We had 71 territory managers at the end of the third quarter and expect to be at about 75 by year end. We also started mid-year to add sales consultants for the specific purpose of driving depth in accounts through more frequent physician interactions. 19 of our planned 20 sales consultants are on board. That said it is important to know that at this point, less than half of our sales force has been with the company for a year or more.

As we’ve expanded the sales team, some of our key takeaways are that it does take longer to get split territories and secondary markets up to target productivity levels than it did with some of our initial core markets. We are making progress, but it is slower in some cases than we had initially planned to secure new accounts and expand usage. These experiences are informing our view of both our near-term outlook and how we continue to build our sales force, for example in directing our decision to add sales consultants.

Complementing our sales force growth, we are seeking approval for the use of PROPEL mini following frontal sinus surgery, which would provide an expanded indication for use. We reported positive top-line results from the PRORGRESS clinical study in August and recently submitted our PMA-supplement for the expanded indication. We estimate that approximately 25% to 30% of the half million sinus surgeries a year involve the frontal sinus. If approved, this would allow us to promote such use not only to existing PROPEL customers but also to physicians who to this point have not found a role for PROPEL in their practice.

Finally, we continue to make progress in reimbursement to ensure patients and physicians have access to our products. Over the last year, several payors have established positive coverage decisions for PROPEL and others have established designated payment rates for PROPEL in their fee schedules. Category III CPT Codes were approved mid-year that will be effective Jan 1, 2016, which will support expanded use of current products and market entry for future products. In addition, the CMS OPPS final rule released on Friday reveals that payment for a number of FESS codes used in hospitals and ASCs will increase in 2016.

Depending on the setting of care, the national Medicare average payment for a typical FESS case will increase by 10% to 20% in 2016. These changes provide greater margin to support utilization of PROPEL in these procedures. When combined with the published cost-effectiveness data for PROPEL, we believe these changes drive patient and physician access. We have grown quickly this year and continue to learn. Our takeaway is that we believe we have a tremendous opportunity to drive meaningful adoption of PROPEL, but recognize that our growth will be tempered by the continuing seasoning of our sales force and the work needed to influence the adoption curve.

Applying what we are seeing in the second half of this year, we are modifying our revenue outlook for the year to $60 million, a growth over 2014 of about 55%. For Q4, this translates to an outlook of approximately 30% growth over the fourth quarter of 2014. It will take a few quarters to allow our sales team to mature into their new roles and deliver the next phase of growth. So as we think about extending this outlook into 2016, we believe we will grow in excess of 30% for the year and as such, will continue to be one of the fastest growing medical device companies.

I’ll now turn the call over to Jeryl to discuss our recent financial results and outlook. Jeri.

Jeryl Hilleman

Thank you, Lisa. Our third quarter revenues were $14.2 million. Consistent with our guidance on the last call, these revenues were down sequentially from Q2 which we attribute largely to seasonality during the summer vacation months. To put this in context, our Q3 revenues increased by 56% over the third quarter of last year and on a year-to-date basis, by 70%.

Our gross margins rose to 80% for the quarter consistent with revenue, compared with 72% in the third quarter of 2014. Our year-to-date gross margins are tracking to 80% consistent with our guidance, comparing favorably to 71% for the first three quarters of 2014.

Operating expenses during the third quarter continued to grow in line with our outlook to $21.2 million, reflecting factors including sales force expansion and continuing site and enrollment expansion in our clinical trials. Our cash balance at the end of the third quarter was $131.1 million, with a year-to-date cash burn of $13 million.

Lisa has addressed our revenue outlook for the rest of 2015. For gross margin, we are maintaining our guidance for the year of approximately 80%. We also remain on track with our OPEX outlook, continuing to expect to come in at the upper end of our original guidance range, or around $76 million.

Lisa, I’ll now turn the call back to you.

Lisa Earnhardt

Thanks, Jeryl. In addition to driving adoption of PROPEL, our future growth will also be shaped by the success of our products in-development. We continue to advance our clinical pipeline toward potential approval of an expanded indication for PROPEL mini and of two new drug-eluting implants, NOVA and RESOLVE.

During the third quarter, we were pleased to announce preliminary top-line data for PROPEL mini when used in frontal sinus surgery showing a statistically significant 38% reduction in the need for post-operative interventions compared to surgery alone. These results were very similar to what was observed with PROPEL in the ethmoid sinus.

Given this positive outcome, we submitted a PMA supplement to the FDA in September seeking approval to expand the indication of PROPEL mini to treat patients following frontal sinus surgery. As a result of this filing, we are accelerating our outlook for approval of the frontal indication to mid-2016. We also commenced the pivotal study of NOVA for use in the frontal sinus in July, which leverages the PROGRESS study design and enrollment is tracking to plan. We expect top-line results to be available in the third quarter of 2016.

And finally, patient enrollment in our 300 patient RESOLVE II study is on track. There was tremendous excitement around this program at the September ARS and AAO meetings, as the RESOLVE study six months results were presented which demonstrated durability of improvements in both the objective and subjective outcomes. We were pleased with the results, and I think physicians share our enthusiasm for the impact this technology will have for their polyp patients in the office setting.

In summary, we remain dedicated to providing solutions across the continuum of care for sinus sufferers, including both surgical and office-based solutions. Our product portfolio is well aligned with the shift towards value-based healthcare, and consistent with that, PROPEL offers providers an opportunity to both improve clinical outcomes with a potential to lower the overall cost of care.

We continue to believe we have all the ingredients of success. A great market opportunity with significant unmet needs, Novel products backed by robust clinical evidence, a strong commercial organization which rivals the leading industry players in size and capabilities; and customers who are increasingly recognizing the value we can bring to them, their patients and the healthcare system. We are excited about our growth prospects, both with PROPEL and our pipeline, and are confident in our ability to continue to deliver meaningful growth in the quarters and years to come.

With that, Jeryl, James, and I will remain on the line to answer any questions. Andrew, if you could go ahead and open up the lines?

QUESTION AND ANSWER

Operator

We will now begin the question and answer session. To ask a question, you may press “*” then “1” on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys, to withdraw your question, please press “*” then “2.” At this time, we will pause momentarily to assemble our roster.

The first question comes from Mike Weinstein of JP Morgan. Please go ahead.

Mike Weinstein

Thank you. Can you hear me okay?

Lisa Earnhardt

Yes.

Mike Weinstein

Okay, good. I apologize, I am in overseas. But, so the kind of key question is, that you grew 77%-78% in the first half of the year, and you are expecting to end the year growing 30%. So can you just talk, Lisa, about what’s going on in the business, why do you think it’s decelerating the way you’ve described your forecast for the fourth quarter? And you talked about sales force productivity and how young the sales reps are in terms of their experience within the organization. But, could you talk about any other dynamics you think are impacting the business? Thanks.

Lisa Earnhardt

Yes, Mike. And I think the biggest thing is with regards to our sales force. As you know, we’ve doubled in size over the last couple of quarters and really working with them to gain traction and get to those expected productivity levels. So one of the things we are seeing is that it does take longer for the split territories and some of the secondary markets to get to the target levels. There is a bunch of different factors that influence that from payer reimbursement levels, to the mix of ASC versus hospitals, sort of the impact of larger hospital systems. So I think that’s what we are seeing on the sales force side. It’s just taking them longer to ramp the target productivity. We certainly feel confident that we will get there; it’s just a matter of time. And the great news is we still are seeing considerable strength with our most experienced territories.

And then if you look at the broader market, this isn’t something that’s really changed, it’s just something we continue to hear is just…as you know, one of the top objections we get is around the cost of the product and it’s clear the cost of healthcare is as you know a national discussion and ENTs are really doing or trying to do their part to contribute at times, using the product more selectively and I do think there is pressures there. We haven’t seen that change over the course of the year; just it’s a reality that we have seen all along. We believe that clinical evidence is there, we are starting to get data there on the cost-effectiveness, but it does require us to really help them, change their paradigm in way they think things in terms of thinking of an intervention as a sort of a long term benefit versus just episodically when their OR. So that’s really just a shift in a paradigm in the way that physicians are making clinical decisions, and that probably for us is probably the biggest sort of challenge we face as working through that sort of change in thinking for them.

Mike Weinstein

Okay. And so, can you walk us through the timing of your sales rep adds and when you cut the territories, and I think probably people would be helpful with [indiscernible]. Why you are seeing at the second half of the year when you didn’t see in the first half of the year? Thanks.

Lisa Earnhardt

Yes. And so, we did to that point, we were at 37 territory managers at the time of the IPO. We were at 52 at the beginning of the year recognizing, a lot of those came in at the end of the year and then the majority of new territories have been over 20 we’ve created here in the first half of 2015. And so, what we are seeing now is, really those territories and literally tracking them monthly and quarterly and we’ve just started to see over the last couple of months that they are not getting to that sort of average productivity level.

Mike, I think you may remember in the past we’ve communicated an average productivity level of about 900,000 run (ph) through out to about nine months, and we are just starting to see now that they are not at that level, but still at a very strong productivity level. It just wasn’t meeting our original expectations and what we have seen with some of our earlier territories. So as I said, we think it’s more of just a timing thing, but we did add a ton of people at the end of last year and into this year and we are just starting to see them out six to nine months, which is really where the rubber hits the road.

Mike Weinstein

Anything else you are seeing competitively, people trying to recognize the success that PROPEL has had, right now, market, products that are basically inferior, but that they couldn’t see “do the job” and so are you seeing anything more on that front that maybe impacting the business or do you really think it’s just an issue of you cut the territories and it’s taking longer than expected for the reps to come up the curve?

Lisa Earnhardt

Yes, it really is the latter, Mike, is that. It really is just taking longer or its transitioning relationships. This year has been not just gaining new accounts but also driving depth, we’ve had tremendous change. And so, from our perspective it really is just a dramatic change. The same investment thesis is there. We do see the same sort of competitive “products” being used, which is really just the packing and maybe off-label use of packing materials with generic steroids, as; you know no data to support these approaches. They are not FDA approved for this application, but they are familiar in there and what they are used to. But we haven’t seen any specific competitive opportunity except for just…that’s just the way physicians are used to doing things. So the bigger opportunity we have is just working with our sales force and continuing to get them off that learning curve and continuing to move the market. But we are in a fortunate position that there isn’t somewhat nipping at our heels in terms of a competitive product. So we do have time, sort of work through some of these issues without the risk of having a competitive product coming to the market, given the PMA requirements.

Mike Weinstein

The last question, before some others jump in. But just on the pipeline, you talked about the NOVA timeline pulling forward, you said that, RESOLVE was on track. You previously said you expect that trial to, I think take all of next year to finish enrollment. Is that still your expectation?

Lisa Earnhardt

Yes, at this point, we would say, we expect to finish enrollment in the second half of next year. We are hoping the beginning part of 2016 we will be able to provide more specific details around the timing, but we feel really good about where we are today.

Mike Weinstein

Okay, thanks. I will let someone else jump in.

Lisa Earnhardt

Thanks Mike.

Operator

The next question comes from Tom Gunderson of Piper Jaffray. Please go ahead

Tom Gunderson

Hi, good afternoon. So let me just follow what Mike was asking, and shift to the sales consultants. Could you give us the timing of how you added those, and I think you said you are at 19 out of 20, number one. And number two, how do you measure their effectiveness or productivity?

Lisa Earnhardt

Yes, great questions, Tom. And I am glad you brought that up because we did go from about 10 sales consultants at the beginning of the quarter to 19 as of today. So tremendous addition to the team, and we are really thrilled to have that group on-board, really focusing on driving depth with our existing customers, and we know that does require sort of additional physician interactions. We really haven’t seen the benefits of those individuals come into play. In fact, most of them were just in training here last week. But the way we measure that is, we do look at, they share a quota with the territory manager to whom they are assigned. And so, we are able to see really specific impact they have in terms of depth in the sub-segment of the account. So those are the kinds of things we’ve looked at. We obviously felt compelled enough about the results we had seen from the earlier sales consultants that we had that we decided to move forward with a large cohort. So we will over time is those folks play out and they get established in their territories, we might even provide more specific metrics in the future. But for now, we think it is absolutely the right thing to do to increase our presence with our physician customers.

Tom Gunderson

Got it and then, along the theme of, we see differences in growth rates in first half and second half and we all on our side sort of look at things in 90-day increments. Is it fair to say…I don’t want to put words in your mouth, is it fair to say that you’ve seen incremental step-wise changes in how you can effect growth as opposed to anything sort of falling off a cliff?

Lisa Earnhardt

Yes. I am trying to think how best answer that question. We don’t see anything to your point of falling off the cliff. And we feel like there…the growth potential is there. We were very pleased when we started looking at penetration in the more established markets because we know those markets which we’ve been in three and four years, we are at like very healthy adoption rates, 30% to 50%. The majority of markets we’ve been in less than a year and so, in a majority of territories, right. And so, we think it really is just more time to get to those…to the penetration levels and to get to the productivity levels that we’ve seen with the more seasoned reps.

Jeryl Hilleman

Yes, and Tom, this is Jeri. I would add that as we look at our seasoned reps, we are continuing to see very good strong levels of productivity around $1.1 million or so for other seasoned reps. So it’s really is the issue, the process that Lisa talked about with getting the newer elements of our sales force support it and up to speed and really producing at the levels we believe that those territories can support.

Tom Gunderson

Got it, thanks, and then, last question, 150 new accounts in Q3, is there any underlying theme that you can help us with that explains why somebody two years later is saying, yes now, I want to use it. I am just curious about these mid-term adopters as opposed to the new adopters and what their thinking is.

Lisa Earnhardt

Yes, it is really as we expand markets, I mean, we are just literally knocking on doors on new accounts and getting them on board and like with any new technology, there is always different sort of phases of adoption and individuals have different profiles. And we are starting to see those, you maybe at a little bit more of a wait and see attitude between that and really just going into new markets has provided some great opportunity to both add new customers as well as to continue to drive depth.

Tom Gunderson

Got it. That’s it from me. Thanks.

Lisa Earnhardt

Thanks, Tom.

Operator

The next question comes from Richard Newitter of Leerink Partners. Please go ahead.

Richard Newitter

Hi, thanks for taking the questions. Maybe I could just start off, Lisa, the…can you just, maybe just explain one more time the…what’s the differences between either the regions or the types of reps that you hired kind of in your first wave of growth or even in the first half of the year. And any detail or color around what specifically is different in the types of regions that they are targeting that allowed you to get to that level of utilization versus the newer regions that are perhaps taking a longer time or is it the nature of the type of hire that you made, that’s a little bit different. Just what’s…can you give us anything on what the difference is?

Lisa Earnhardt

Yes, Rich, the profile of the territory mangers we hire has been very, very consistent. So continue to look for folks who have experience in driving adoption of new technologies and who worked ideally in a surgical arena previously. And so, that hasn’t changed. I mean, we are changing somewhat with the profile, because we are at a very different stage of business than we were let’s say three or four years ago. But it really comes down to the markets and just recognizing, we are not putting a new rep in Chicago, we are adding someone in Springfield if you will. So it’s just a whole new market often at times those markets tend to be slower in…slower in adoption. They are not usually the markets that are…that go to first markets and so, we are just working through entering new markets for the first time.

Richard Newitter

Okay, but is there any reason to think that those markets won’t necessarily get to the 50%, 30% plus penetrations that you are seeing in your, call it, high utilization markets or is it a bit of a question mark, you are not even sure if they have the potential to get there? Or you know they can, you see the writing on the wall, and it’s just taking longer to get there?

Lisa Earnhardt

Yes, it’s the latter. So we don’t see anything specifically there that would be an inhibitor to adoption and it’s just a matter of time.

Richard Newitter

Okay. And then, maybe just one last one, throughout, I think, 2015, I think we’ve heard you kind of say your guidance that you set has been intended as a range that it’s your best foot forward as where you see the business at any given point in time and you strive to meet the objections…the objectives that you gave. You’ve kind of given us some color on 2016. You’ve given us a new kind of a 4Q trajectory here. What…is there any changed philosophy to the way that you kind of plan on guiding to, can you maybe give us a sense to how you might or might not change the way you approach your outlook from an expectations management’s side of the equation?

Jeryl Hilleman

Yes, Rich, this is Jeryl. I’ll address that. As we set the course for the year, at the beginning of the year, we really were looking at the range of what we felt that as a high growth company we could deliver attempting to be very transparent about the range of possibilities where we were heading and what was possible. And then as I think as we move into next year, we are carrying a lot of that philosophy with us, but we also obviously recognize the need to set expectations and manage to…those numbers with very high confidence. So we are really at this point, beginning to paint a picture for next year, it’s a picture that at this point we have very high confidence in rather than trying to play one philosophy or another, we are really trying to be very consistent and very transparent.

Richard Newitter

Thanks.

Operator

The next question comes from William Plovanic of Canaccord Genuity. Please go ahead.

William Plovanic

Hi, great. Thanks, good evening. Can you hear me okay?

Jeryl Hilleman

We can.

William Plovanic

Great. Thank you. A couple of questions, one is, just have you seen any change in the utilization per procedure? I think it was 1.9 or 2 per procedure last quarter and then also on pricing.

Lisa Earnhardt

No, utilization per procedure is still right at those levels as well as pricing has been quite stable.

William Plovanic

Okay. And then, secondly, just on the sales force, I’ll ask again, but, why…this sale for my understanding, once you sell into an account? It doesn’t need a lot of handholding and I am just kind of curious why wouldn’t the productivity of a rep go up beyond $1.1 million, because they don’t have to be in every procedure like some other medical devices need?

Lisa Earnhardt

Yes, there are two things there, Bill. I mean, first of all, as you know, we do have some reps who are at $1.4 million, $1.5 million, even north of there. Typically at point, we will start splitting territories. So we clearly know we can drive increased productivity given the case support requirements. That said we do know some physicians take longer to sort of develop their practice patterns and often times, if we have someone there working with them in the OR, they are going to maybe think more expansively about how they use the product and clearly that’s one of the reasons we’ve added the sales consultants. And we think with time, we certainly do have a number of physicians who don’t require us there in any way shape or form and we just want to make sure we continue to support folks, we continue to bring case studies forward, so that physicians who do think really expansively about their patients and how PROPEL would help benefit them. And so, that’s really the role for ongoing case support technically in terms of the placement of the device that is in a requirement, it’s really just more around case selection and making sure physicians are thinking broadly about the utility of PROPEL.

William Plovanic

Got you. That’s very helpful. And then, my last question and I’ll jump back in, is just, I think you’ve gave us clear statement you went for 52 reps you are going to have 75 at the end of this year. How should we think about where you are going to end up at the end of 2016? And should we think…and how are you going to load that in the year? What will the cadence of that be?

Lisa Earnhardt

Yes, we expand, we plan to continue to expand at what we consider a measured pace, which is what we’ve done this year. You might anticipate the order of magnitude of about 20 new additions to the sales team next year. We are still working through our plans in terms of territory managers versus sales consultants, but that would be sort of a ballpark. And, as we head into the year and give firm guidance for 2016, we will obviously provide more color around how we are going to build up the sales force.

William Plovanic

Great, that’s all I had. Thank you very much.

Lisa Earnhardt

Thanks, Bill.

Operator

The next question comes from Tao Levy of Wedbush. Please go ahead.

Matt

Hi, good afternoon. This is Matt in for Tao. I just had a few questions, since most of the questions were actually asked already. So my first question is just regarding, the academy putting out the note about PROPEL not seeing as an investigational product. And I was just wondering, if you’ve seen any like, changes to the way ENTs who may have been on a fence with using PROPEL, and start to revisit the conversation of you guys. And then, if so, what percentage of ENTs would you say this represents of your total customer base, and is there is something which help us with driving the adoption of PROPEL, and potentially expediting the reinvestment process? Thanks.

Lisa Earnhardt

Yes, Matt, great question. And for those of you who are not aware, the academy…the American Academy of Otolaryngology, head neck surgery or the AAO for sure recently did just issue a physician statement around the use of biomaterials for treating patients and improving outcomes in conjunction with sinus surgery. PROPEL is the only product that’s FDA approved that…a physician statement applies for. So we are very encouraged. It’s very consistent with what the ARS which is the sub-specialty of rhinology physician statement they took. It is really, Matt, too early to comment on the impact that will have. It just came out within the last month or so. It is something…clearly gives us a chance to go and reengage physicians on…around their views of PROPEL. And also it is important in the reimbursement arena to your point it helps with coding and coverage to have that a physician statement there. So I would say, it’s definitely work in progress, and I know you’ve heard it before from me, but we see reimbursement is a multi-year, multi-step process and this is just one piece of that process.

Matt

Okay, great. And I guess what percentage of ENTs are rhinology specialist versus just generally ENTs, and is there difference in adoption between these two sub-specialties?

Lisa Earnhardt

Yes, we believe about 7,500 ENTs do sinus surgery out of about 10,000 in total. A sub-segment of the 7,500 are rhinologists, so probably a couple of thousand. And we do believe there is some small skewing of case volume to those high volume rhinologists, but there is good cases…good distribution of cases for all of the 7,500 surgeons that are doing this…doing the work. It is a bread and butter procedure for the ENTs or tube, tonsils and sinus surgery.

Matt

Got it. And can you remind us perhaps with some of the marketing initiatives that the company is carrying out to gain adoption of PROPEL?

Lisa Earnhardt

Yes, I mean, probably the biggest one that we really are investing and it’s on peer-to-peer education. So we believe that’s the most compelling way to get physicians to have the conversation around PROPEL, to really challenge their thinking in terms of the value it brings. They are really focusing on case studies. And so, that’s an investment we are doing, we are doing regional programs, local programs, as well as national programs like we did…one that we did at the academy meeting. So from our perspective, that’s probably the most important marketing program that we have in place today.

Matt Okay. And then, this is my last question. How do you think about utilization, and since you are ramping up your sales consultants, how should we think about the ramp in contribution from here?

Lisa Earnhardt

Yes, I think Matt; we are adding the sales consultants specifically to have touch…high touch with doctors to help and driving depth in those accounts, optimizing usage patterns. We absolutely believe they will be a part of the continuing rise in productivity overall in our territories. And then as we get greater experience with this process, we will be able to help quantify that or give some better directional level of the impact. But, right now, we are really looking to them to play a very key role in our growth for next year.

Matt Alright, thank you so much.

Operator

The next question comes from Ben Andrew of William Blair. Please go ahead.

Kaila

Hi, Jeri and Lisa. This is Kaila in for Ben. Thanks for taking our questions. So just a follow-up on a couple earlier ones; and just trying to gauge when we might see more material contribution from these newer reps. And what specifically is contemplated with respect to that in excess of 30% growth rate that you discussed for 2016? So I know you mentioned that the cadence of sales will be similar to this year, but I am wondering how we should think about that dynamic specifically, should we anticipate that these reps would likely contribute more materially in the first quarter or more so in the back half of this year…next year?

Lisa Earnhardt

I think, Kaila these were all really good questions. And thanks as we continue to work with our territories we are continuing to learn after having one to two quarters of experience. What we are trying to accomplish by giving some sense of our expectations for next year is what the overall picture looks like based on what we know. And then as we get towards next year…the early part of next year and as we gain experience, we can give a little bit more factual information on how all of that productivity is tracking, where we are going with all this. At this point though, I think we are going to really focus on just giving you a range, expectations for growth and we fill in color as we get into next year.

Kaila

Okay. That’s helpful. And then, just with respect, I guess, past trends generally speaking. Can you just speak to the seasonality impact that you did see in the quarter that could have impacted performance?

Lisa Earnhardt

Yes, I mean, typically we see this in our established accounts that the procedure volume does move down typically about 15%. We mitigated that this year with some growth from those accounts and also the new account adds that we did. So our revenue was down on a sequential basis, about 7% versus roughly 15% down seasonality. So I think that gives you some sense of that, and then we would expect to see some good return to procedures in the fourth quarter as we typically see every year.

KailaI guess this might be difficult to parse out, but, you know, what percentage of your revenues would you say are coming from more established account versus newer accounts?

Lisa Earnhardt

Yes. On an overall basis, tracking back, we have…roughly a third of our growth comes from new accounts and two-thirds from existing accounts. I don’t have that metric for Q3, but I think that helps paint a picture for you.

Kaila

Perfect. That’s helpful. Thank you, guys.

Lisa Earnhardt

Thanks.

Operator

The next question comes from Shagun Singh of Sterne Agee CRT. Please go ahead with your question.

Shagun Singh

Thank you for taking the questions. Can you remind us what level of productivity per territory managers you guys are looking to achieve over time, I know you guys mentioned that the seasoned reps are doing 1.4, 1.5 [million], is that what we should expect longer term?

Jeryl Hilleman

Yes, just to clarify, the average of our seasoned reps right now is trailing to about 1.1, what Lisa was saying was some anecdotal that we absolutely see reps going at the 1.4 million, 1.5 million level of productivity, and in some cases, even higher. But we are putting that out as an illustration of what we believe is seasoned reps can be doing in the near-term and then over time and as we add other products of course that will rise. But it gives you some insight into what we are seeing today.

Shagun Singh

And in terms of headcount longer term, are you guys still looking at about 130 or so?

Jeryl Hilleman

What we said is that we expect for the territory manager count for the surgical facing opportunity is somewhere between 75 and 100, and then as we grow and have in-office products we would expect to grow that to about 125.

Shagun Singh

Got it, that’s helpful. And I wanted to talk a little bit about PROPEL mini. Can you discuss what percentage of PROPEL mini is currently being used in frontal already? And then, this approval obviously does gives you access to about 25% more patients, but I am just wondering if you can comment a little bit more on your expectations for initial adoption.

Jeryl Hilleman

Yes. We will get more into that as we get into next year have a better sense of timing of approval and so forth. The frontal indication as you mentioned is about 25% of approval. We believe there is some usage of that now on an off-label basis, but we believe it’s a relatively minor amount of the overall procedure. So we do see good opportunity for growth for PROPEL mini for use in the frontal indication. And also as a means, just to continue to reestablish with clinical evidence we have overall for use of PROPEL and the benefits in the reduction of post-surgical intervention.

Shagun Singh

Okay and then, just my last question on the addressable market, on the office side, can you just remind us where you are…how you are looking about it…how you are looking at it on an intermediate level and longer term, with respect to the 50,000 initial balloon procedures that are being done in the primary CS setting. Intellus has indicated that their addressable market is 160,000, but you guys have indicated something closer to 800,000. So can you just bridge the gap there? Thank you.

Jeryl Hilleman

Yes, when you look at the 800,000, I mean what we really are looking at are for those patients who are seeing the ENT, but for whatever reason aren’t undergoing a procedure today. And so…and I can’t comment on the Entellus’s numbers, but we are not looking at just the sort of mild patients to get an intervention. Today, we are also thinking more expansively as…they are offered sinus surgery, but for a variety of reasons aren’t undergoing that. And so, we think there is an opportunity to really develop that market as you said, there is a small number of patients who get office-based treatment today, but we really think there is a tremendous opportunity in terms of both physician and patient awareness around potentially less invasive option for them. That might be more attractive in some patients than the surgical intervention.

Shagun Singh

Thank you.

Operator

Again, if you have a question, please press “*” then “1” on a touchtone phone. The next question comes from Caroline Corner of Cantor Fitzgerald. Please go ahead.

Caroline Corner

Hi, guys. Thanks for providing all of the color today. My question, just following-up on your comments about the peer-to-peer education that you are performing in order to grow the market that way, if you look at the hospitals though, rather than the doctors as the hospitals go through their value analysis, it seems that many of the hospitals aren’t operating on a global budget. So for example, savings on the oral medications aren’t really factoring in. I was wondering if you could comment on what is the rate limiting steps with regard to getting the hospitals to agree with the physicians and to get these devices into the surgical theaters. Is it economic papers or do you need more longer term clinical data? What’s going on there?

Lisa Earnhardt

Yes, I think really additional cost-effectiveness data looking at the benefits we know and I think physicians are seeing, they are seeing it with their eyes the benefit that this has. We have one cost-effectiveness data sort of intuitive to physicians to know if you reduce the need for post-operative complication that it would reduce overall cost of care for that patient. The most challenging thing today is, just we are living in a world with divergent incentives, right, because some hospitals, the more they do, the more they make. And then other centers like a Kaiser is really looking more holistically at their patient care. And at Kaiser we do very well for example. So I think the additional data there and just continuing to see conviction around those outcomes.

Fortunately, hospital’s reimbursement rates are actually set to increase next year for sinus surgery. And so, we think that will be helpful as well and the reason they are…those increases are…have been included in the final rule is because of technologies like PROPEL that do both improve outcomes as well as reduce the overall cost of care. So fortunately, CMS as they established those new rates do have rates in place that on average it will increase the overall reimbursement by about 10% to 20%. So we think that an additional, additional cost-effectiveness data will be very helpful for us as we work with hospital administration.

Caroline Corner

Thanks and that’s all I have. Thank you very much.

Operator

And I see we have a follow-up from William Plovanic from Canaccord Genuity. Please go ahead.

William Plovanic

Great, thanks. I know you kind of covered this a bit, but were there any notable commercial payor additions in the quarter? Have you added anymore payors in the last 90 days?

Lisa Earnhardt

No, we are just really working with those payors to implement those that we had gotten earlier this year.

William Plovanic

Okay, that’s all I had. Thank you very much.

Operator

This concludes our question and answer session. I would like to turn the conference back over to Lisa Earnhardt for any closing remarks.

CONCLUSION

Lisa Earnhardt

Just want to thank you all for joining us today. We certainly do appreciate your interest and support and we’ll certainly look forward to keeping in touch with you in the coming months and years. Thanks so much.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.